UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2009
______________________________

Bristow Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification Number)

2000 W. Sam Houston Pkwy. S.,		77042
Suite 1700		(Zip Code)
Houston, Texas
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report:

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Share Subscription and Purchase Agreement

On May 26, 2009, Bristow Group Inc. (“Bristow”) acquired 42.5% of the equity interest of Líder Aviação Holding S.A., a Brazilian company (“Líder”), including 19.93% of the voting securities pursuant to a Share Subscription and Purchase Agreement dated May 12, 2009 the (“Purchase Agreement”) among Bristow’s wholly owned Brazilian subsidiary, BL Participações Ltda. (“BL”), José Afonso Assumpção (“JAA”), Beatriz Piacenza Assumpção (“BPA”), Eduardo de Pereira Vaz (“EPV”), Rotorbrás Comércio e Indústria de Helicópteros Ltda., a Brazilian company (“ Rotorbrás” and together with JAA, BPA, and EPV the “Selling Shareholders”), and Líder.  The Purchase Agreement resulted, among other things, in BL acquiring 100% of the equity interests in Areo Paticipações e Empreendoimentos Ltda. (“APEL”), a Brazilian company and one of the holding companies of Líder, and BL directly acquiring Líder equity.  Following the closing, BL and APEL collectively own 19.93% of Líder’s outstanding common shares and 42.5% of Líder’s outstanding common and preferred shares combined.

The initial purchase price was $174,250,000, of which $80,000,000 was paid to Líder and approximately $94,250,000 was paid to the Selling Shareholders.  An additional $662,150 was paid by Bristow in Brazilian financial transaction tax.  Up to an additional $53,125,000 earnout is payable based on the achievement of annual and/or cumulative EBITDA (as defined in the agreement) growth targets for Líder over the next three years.  Specifically, the Selling Shareholders are entitled to receive $8,500,000 during each of 2009, 2010 and 2011 for reaching EBITDA targets of $60,000,000, $65,000,000 and $70,000,000 for those respective years.  The Selling Shareholders are entitled to receive an additional earnout payment of $27,625,000 if the cumulative EBITDA over those three years is $220,000,000 or greater.  If Líder’s cumulative EBITDA for those years is less than $220,000,000, but at least $195,000,000, the Selling Shareholders will receive a pro rata share of the $27,625,000 earnout payment equaling $6,906,250 for $195,000,000 of EBITDA and increasing in increments of $0.828751 for each $1 of additional EBITDA in excess of $195,000,000, up to the full additional earnout payment.

The Purchase Agreement includes customary representations, warranties and indemnities.  The indemnity obligations of the Selling Shareholders are capped at $95,000,000, except for breaches of the capitalization and share ownership representations and warranties.  The approval from Conselho Administrativo de Defesa Econômica, the Secretaria de Direito Econômico, and the Secretaria de Acompanhamento Econômico, Brazilian economic competition authorities, has not yet been obtained.  While we expect such approval to be obtained, if not granted the parties could be required to restructure or unwind the transaction.

Concurrent with the closing, Líder used approximately $55,000,000 of the $80,000,000 it received in the transaction to acquire one large and four medium aircraft from Bristow.  Subject to specified pricing conditions, Bristow will have the right to provide all of Líder's helicopter lease requirements, as well as the right to lease to Líder 50% of its total medium and large helicopter requirements that it would otherwise fulfill through purchase or finance lease of helicopters, over the next five years.

Líder owns and operates 46 helicopters (including those purchased from Bristow) serving the oil and gas industry in Brazil.  Líder generated approximately $305 million in revenue in 2008, approximately $60 million in revenue in the quarter ended March 31, 2009 and had approximately 1,480 employees as of December 31, 2008.  It also owns and operates 29 fixed-wing charter aircraft.

Shareholders Agreement

On May 26, 2009, BL, JAA, EPV, APEL, Rotorbrás, and Líder entered into a Shareholders Agreement to define the relationship of the shareholders of Líder and to outline issues related to its management.  Pursuant to the Shareholders Agreement, Líder will be managed by a Board of Officers that in turn will report to the Board of Directors.  BL is entitled to appoint a senior manager who reports to the President of Líder and participates in the meetings of the Board of Officers.  BL is also entitled to appoint one of the five members of Líder’s Board of Directors.  In addition, the approval of BL is required for certain actions, including changes to Líder’s bylaws, decisions involving Líder’s securities, mergers, spin-offs, certain asset dispositions, certain changes in debt levels and actions involving Líder’s dissolution or reorganization.  BL is restricted from selling its Líder shares for three years, has a right of first refusal on all secondary sales and has a tag along right for any transfer of shares.  In addition, Líder shareholders may choose to have Líder make an initial public offering of shares after three years, which would require BL’s consent if BL would be diluted below 30% ownership or Líder’s ratio of Net Debt (as defined) to EBITDA would be reduced to less than one.  The Shareholders Agreement will remain in effect for ten years, and it will automatically renew for an additional ten year term, unless terminated earlier by its terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2009

BRISTOW GROUP INC.
(Registrant)

By:   /S/ Randall A. Stafford
Randall A. Stafford
Vice President and General
Counsel, Corporate Secretary